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                                                                    EXHIBIT 16.1

                              [RBG LLP Letterhead]

                                                                    May 29, 2003


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for West Pointe Bancorp, Inc. and on January 16, 2003 we reported on the consolidated financial statements of West Pointe Bancorp, Inc. and its subsidiary as of and for the years ended December 31, 2002 and 2001. On May 27, 2003 we informed West Pointe Bancorp, Inc. that we were declining to stand for re-election as principal accountants. We have read West Point Bancorp, Inc.'s statements included in the second paragraph under
Item 4 of its draft Form 8-K and we agree with such statements.

Very truly yours,

/s/ Rubin, Brown, Gorstein & Co. LLP

RUBIN, BROWN, GORNSTEIN & CO. LLP

St. Louis, Missouri

cc:  Mr. Terry Schaefer
     West Pointe Bancorp, Inc.